Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                             Fund

Colonial Intermarket Income Trust I  Colonial Intermarket Income Tr I

Fund	                                    Security

Colonial Intermarket Income Trust I  Lyondell Chemical 8.25% 9/15/16

Fund	                              Trade Date    Quantity   Price

Colonial Intermarket Income Trust I	9/15/2006   "65,000"  100.0000

Fund	                                 Amount     Broker Bought From

Colonial Intermarket Income Trust I	"65,000"	JP Morgan